Exhibit 99.1

MicroVision Announces Second Quarter 2016 Results

Product revenue for the quarter grew 62 percent year-over-year; gross margin improves to 38 percent for Q2 2016

REDMOND, Wash.--(BUSINESS WIRE)--July 28, 2016--MicroVision, Inc. (NASDAQ: MVIS), a leader in innovative ultra-miniature projection display and sensing technology, today announced its financial and operating results for the second quarter of 2016. Revenue and gross margin both grew year-over-year and sequentially.

MicroVision’s revenue in the second quarter of 2016 was up three percent from the same quarter last year and 12 percent from the first quarter of 2016. Product revenue was up 62 percent from the same quarter last year and 12 percent from the prior quarter in 2016. Gross margin for the period of 38 percent was a significant improvement from the previous quarter and the second quarter of 2015.

The following financial results are for the three and six months ended June 30, 2016, compared to the three and six months ended June 30, 2015.

  Revenue was $4.2 million for the second quarter of 2016, compared to $4.0 million one year ago. Revenue for the first half of 2016 was $7.9 million, compared to $4.9 million for the first half of 2015.
  Operating loss for the second quarter of 2016 was $3.5 million, compared to a loss of $2.8 million for the same quarter one year ago. Operating loss was $7.0 million for the first half of 2016, compared to an operating loss of $6.7 million for the same period in 2015.
  Net loss for the second quarter of 2016 was $3.5 million, or $0.07 per share, compared to a loss of $2.8 million, or $0.06 per share for the same quarter one year ago. Net loss for the first half of 2016 was $7.0 million, or $0.14 per share, compared to $6.7 million, or $0.15 per share for the first half of 2015.
  In the second quarter of 2016, cash used in operations was $4.1 million compared to cash used in operations of $3.6 million for the same period in 2015. For the first half of 2016, cash used in operations was $7.1 million, compared to cash flow provided by operations of $1.5 million for the first half of 2015.

As of June 30, 2016 backlog was $5.3 million and cash and cash equivalents were $7.2 million.

Conference Call

The company will host a conference call today to discuss its second quarter 2016 results and current business operations at 8:30 a.m. ET / 5:30 a.m. PT. Participants may join the conference call by dialing 1-888-771-4371 (for U.S. participants) or +1-847-585-4405 (for international participants) ten minutes prior to the start of the call. The conference call pass code number is 43038708. A live webcast of the call can be accessed from the company’s web site in the Investor Events Calendar section on the Investor’s page. A replay of this call will be available after 8:00 a.m. PT the day of the conference call through the same link or by calling 1-888-843-7419 (U.S.) or +1-630-652-3042 (International), pass code 4303 8708#. The phone-in replay will be available until August 4, 2016.

About MicroVision

MicroVision is the creator of PicoP® scanning technology, an ultra-miniature laser projection and sensing solution based on the laser beam scanning methodology pioneered by the company. MicroVision’s platform approach for this advanced display and imaging solution means that it can be adapted to a wide array of applications and form factors. It is an advanced solution for a rapidly evolving, always-on world. Extensive research has led MicroVision to become an independently recognized leader in the development of intellectual property. MicroVision’s IP portfolio has been recognized by the Patent Board as a top 50 IP portfolio among global industrial companies and has been included in the Ocean Tomo 300 Patent Index. The company is based in Redmond, Wash.

For more information, visit the company’s website at www.microvision.com, on Facebook at www.facebook.com/MicroVisionInc or follow MicroVision on Twitter at @MicroVision.

MicroVision and PicoP are trademarks of MicroVision, Inc. in the United States and other countries. All other trademarks are the properties of their respective owners.

Forward-Looking Statements

Certain statements contained in this release, including those relating to potential applications and features of MicroVision technology are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company’s forward-looking statements include the following: our ability to raise additional capital when needed; products incorporating our PicoP display engine may not achieve market acceptance, commercial partners may not perform under agreements as anticipated, we may be unsuccessful in identifying parties interested in paying any amounts or amounts we deem desirable for the purchase or license of IP assets, our or our customers’ failure to perform under open purchase orders; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims; and other risk factors identified from time to time in the company’s SEC reports, including the company’s Annual Report on Form 10-K filed with the SEC. Except as expressly required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

MicroVision, Inc.

Balance Sheet
(In thousands)
(Unaudited)

	June 30,	December 31,
	2016	2015

Assets
Current Assets
Cash and cash equivalents	$7,191	$7,888
Accounts receivable, net	2,087	1,687
Inventory	1,118	862
Other current assets	626	638
Total current assets	11,022	11,075

Property and equipment, net	1,324	1,669
Restricted cash	435	435
Intangible assets, net	781	845
Other assets	18	18
Total assets	$13,580	$14,042

Liabilities and Shareholders' Equity (Deficit)
Current Liabilities
Accounts payable	$2,496	$2,183
Accrued liabilities	3,153	3,399
Deferred revenue	1,904	2,122
Total current liabilities	7,553	7,704

Deferred revenue, net of current portion	5,654	6,149
Deferred rent, net of current portion	265	342
Total liabilities	13,472	14,195

Commitments and contingencies

Shareholders' Equity (Deficit)
Common stock at par value	52	47
Additional paid-in capital	490,459	483,171
Accumulated deficit	(490,403)	(483,371)
Total shareholders' equity (deficit)	108	(153)
Total liabilities and shareholders' equity (deficit)	$13,580	$14,042

MicroVision, Inc.

Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015

Product revenue	$3,530	$2,182	$6,685	$2,923
Royalty revenue	609	324	1,151	468
Contract revenue	16	1,537	20	1,553
Total revenue	4,155	4,043	7,856	4,944

Cost of product revenue	2,587	2,074	5,175	3,111
Cost of contract revenue	5	782	6	789
Total cost of revenue	2,592	2,856	5,181	3,900

Gross margin	1,563	1,187	2,675	1,044

Research and development expense	2,879	2,011	5,476	3,909
Sales, marketing, general and administrative expense	2,171	1,946	4,239	3,867
Total operating expenses	5,050	3,957	9,715	7,776

Loss from operations	(3,487)	(2,770)	(7,040)	(6,732)

Other income, net	11	1	8	1

Net loss	$(3,476)	$(2,769)	$(7,032)	$(6,731)

Net loss per share - basic and diluted	$(0.07)	$(0.06)	$(0.14)	$(0.15)

Weighted-average shares outstanding - basic and diluted	51,567	46,663	49,566	45,818

CONTACT:
MicroVision, Inc.
Investors:
Dawn Goetter, 425-882-6629
ir@microvision.com
or
Media:
Nicole Cobuzio, 732-212-0823 ext. 102
nicolec@lotus823.com